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                                                                   Exhibit 99.1


Contact:  Kevin Foley
          212-578-4132
          kfoley@metlife.com
                 or
          Karen Eldred
          212-578-9561
          keldred@metlife.com


                      FORMER U.S. SENATOR JOHN C. DANFORTH
                           NAMED TO BOARDS OF METLIFE

New York, NY, October 26, 2000 -MetLife, Inc. (NYSE: MET) today announced the appointment of former U.S. Senator John C. Danforth of Missouri to its Board of Directors as well as to the Board of Metropolitan Life Insurance Company, its subsidiary. Senator Danforth fills vacancies created when Robert G. Schwartz retired in March.

"I am delighted to welcome Jack to MetLife's Boards. His dedication to serving the public as well as his vast governmental, legal, and financial expertise will prove invaluable to our policyholders and shareholders," said Robert H. Benmosche, MetLife chairman and chief executive officer. "A man of the highest integrity, Jack is known and respected for his principled leadership."

Senator Danforth has a long and distinguished career in public service. He served in the U.S. Senate from 1976 to 1995. While in the Senate, Senator Danforth served on the Finance, Commerce and Intelligence committees and was co-chairman of the Bipartisan Commission on Entitlement and Tax Reform. During his tenure, he was instrumental in getting 1991 civil rights legislation enacted. He also helped open markets in Japan, as well as ensured drug testing for federal transportation workers.

Prior to being elected to the Senate, Senator Danforth served as Missouri's State Attorney General for eight years. He has also worked in private law practice and is currently a partner at the law firm of Bryan Cave LLP in St. Louis, Missouri. Bryan Cave LLP is one of the nation's leading corporate, transactional and litigation law firms, with 600 lawyers located in 16 offices in the United States and around the world.

Senator Danforth is an ordained Episcopal minister and also currently serves as Associate Rector of the Church of the Holy Communion in University City, MO.
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In September 1999, Senator Danforth was appointed Special Counsel by Attorney
General Janet Reno to investigate the events surrounding a 1993 FBI raid at the Branch Davidian complex in Waco, Texas and issued his interim report this past July.

Senator Danforth currently serves on the board of GenAmerica Financial Corporation, a MetLife subsidiary. In addition he holds board positions at Dow Chemical and Cerner Corporation.

Senator Danforth is chairman of the board of the Danforth Foundation which awards grants to promote revitalization within the St. Louis region. He is also a director for the Commission on Presidential Debates, a nonprofit, nonpartisan corporation that sponsors and produces presidential and vice presidential debates and undertakes research and educational activities relating to the debates.

Senator Danforth holds a B.A. degree with honors from Princeton University. He also holds an LL.B. from Yale Law School and a B.D. degree from Yale Divinity School.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and group customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.

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